Exhibit 99.1

FOR IMMEDIATE RELEASE	Media & Financial Contact: Doug Shepard
December 15, 2008	(210) 829-9120
doug_shepard@harte-hanks.com

HARTE-HANKS ANNOUNCES CEO TRANSITION; COMPANY VETERAN

AND CHAIRMAN LARRY FRANKLIN TO BECOME CEO

SAN ANTONIO, TX – Harte-Hanks, Inc. (NYSE:HHS) today announced that, effective December 31, 2008, President and Chief Executive Officer Dean Blythe will leave the company to pursue other professional opportunities and will be succeeded by company veteran and current Chairman of the Board Larry Franklin.

Mr. Franklin, who will become President and Chief Executive Officer effective January 1, 2009, has served as a director of Harte-Hanks since 1974 and was Harte-Hanks’ Chief Executive Officer from 1991 until 2002 and executive Chairman until the end of 2005. Franklin will continue to serve as Chairman of the Board.

Blythe, 50, joined Harte-Hanks in 2001 as the company’s General Counsel and subsequently became its Chief Financial Officer in June 2003. He was promoted to President in August 2007 and assumed the additional role of Chief Executive Officer in February 2008. He has served as a director since May 2008. He will resign from his position on the Board in December 2008.

Franklin, 66, said, “During Dean’s tenure at Harte-Hanks, he has made significant contributions in each of the positions he has held. Most recently, he has played a critical role in leading our company to address the challenges we face during this dynamic and volatile period in the global economic environment. We wish Dean the very best in his future endeavors.”

Franklin continued, “While we do not underestimate the challenges from the current economic environment, we firmly believe in the long-term growth opportunities for our company and that we have the people in place to take advantage of those opportunities. I am fortunate to work with Gary Skidmore, Executive Vice President and President, Direct Marketing, Pete Gorman, Executive Vice President and President, Shoppers, Doug Shepard, Executive Vice President and Chief Financial Officer, Bryan Pechersky, Senior

Vice President, General Counsel and Secretary, and the many other incredibly talented and dedicated members of the Harte-Hanks team around the world. All of this gives me great confidence in the future of our company.”

About Harte-Hanks:

Harte-Hanks® is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves return on its clients’ marketing investment by increasing their prospect and customer value through solutions and services organized around five groupings of integrated activities: Information (data collection/management) — Opportunity (data access/utilization) — Insight (data analysis/interpretation) — Engagement (program and campaign creation and development) — Interaction (program execution). Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 1,000 separate editions with more than 12.5 million circulation each week in California and Florida. Harte-Hanks Shoppers brings buyers and sellers together at a local level, helping businesses and individuals get results from targeted, local advertisements, both through Shoppers’ printed publications and online through the PennySaverUSA.com™ and TheFlyer.com™ websites. Visit the Harte-Hanks Web site at http://www.harte-hanks.com.

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For more information, contact: Executive Vice President and Chief Financial Officer Doug Shepard at (210) 829-9120 or e-mail at doug_shepard@harte-hanks.com.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the federal securities laws. All such statements are qualified by this cautionary note, which is provided pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements other than historical facts are forward-looking and may be identified by words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “seeks,” “could,” “intends,” or words of similar meaning. Examples include statements regarding senior management changes, expectations for the company’s future performance and other statements regarding future events, conditions or outcomes. These forward-looking statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from what is expressed in or indicated by the forward-looking statements. In that event, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. These risks, uncertainties, assumptions and other factors include, without limitation, (1) international, domestic, regional and local economic and business conditions, including market conditions in California and Florida that may continue to adversely impact local advertising expenditures in our Shoppers publications and the adverse impact of the ongoing economic downturn in the United States and other economies on the marketing expenditures and activities of our Direct Marketing clients and prospects, (2) the demand for our services by clients and prospective clients, including the willingness of existing clients to maintain or increase their spending and our ability to predict changes in client preferences, (3) the financial condition and marketing budgets of our clients, (4) economic and other business factors that impact the industry verticals that we serve, including any consolidation of clients and prospective clients in these verticals, (5) our ability to manage and timely adjust our level of personnel and capacity and to otherwise effectively service our clients, (6) the impact of competition and our ability to continually improve our processes and to develop and introduce new products and services in a timely and cost-effective manner, (7) our ability to protect our data centers against security breaches and other interruptions in our operations and to protect sensitive personal information of our clients and their customers, (8) concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, (9) the impact of other regulations, including restrictions on unsolicited marketing communications and other consumer protection laws, (10) fluctuations in paper prices and postal rates, (11) the number of options and other equity securities that we may issue to employees, (12) market conditions and other factors that may impact the number of shares, if any, that we may repurchase in connection with our repurchase program, (13) unanticipated developments regarding litigation or other contingent liabilities, and (14) other factors discussed under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, and any updates thereto in our Forms 10-Q. The forward-looking statements in this press release are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement, even if new information becomes available or other events occur in the future.